Exhibit 10.1
Severance Plan for EVP, Global Commercial Operations
As Executive Vice President, Global Commercial Operations, you are entitled to severance benefits in the event your employment is terminated by Biogen Idec other than For Cause or for reason of death or Disability (as these terms are defined in the Biogen Idec 2008 Omnibus Equity Plan).
Basic Benefits
Your severance benefits are comprised of (i) a lump sum payment (as calculated below), (ii) upon completion of the appropriate forms, continuation of your participation in Biogen Idec’s group medical and dental insurance plans, to the same extent permitted by COBRA and to the same extent such insurance is then provided to regular employees of Biogen Idec, including payment by you of a portion of the insurance premiums (i.e., the “Insurance Benefit”) and (iii) the reasonable cost of up to nine months of executive-level outplacement services from a recognized provider of such services, at the expense of Biogen Idec (upon receipt of appropriate documentation).
The lump sum severance payment is calculated as follows:
[9 + (A x 2.5)] x B = lump sum payment
where:	A is the number of full years of service with Biogen Idec (but A x 2.5 may not exceed 12), and
B is the monthly equivalent of your target annual cash compensation at the time of your termination
(i.e., one-twelfth of the sum of your then annual base salary plus target annual bonus).
The following are examples of how the lump sum payment and Insurance Benefit Period are determined:
If your employment with Biogen Idec is terminated after 10 months of employment, you will receive a lump sum payment equal to nine months of your target annual cash compensation and continue to participate in Biogen Idec’s group medical and dental plans for nine months, unless you become eligible to participate in another employer’s medical and dental plans before that date. COBRA continuation of medical and dental benefits is available, at your own expense, for an additional nine months after this nine-month Insurance Benefit Period.
If your employment with Biogen Idec is terminated after five years, you will receive a lump sum payment equal to 21 months [9+12] of your target annual cash compensation and continue to participate in Biogen Idec’s group medical and dental plans for 21 months, unless you become eligible to participate in another employer’s medical and dental plans before that date.
Benefits In Connection With a Qualifying Termination During the First 18 Months of Employment
You are entitled to enhanced severance benefits if the Company breaches its obligations under your offer letter with respect to your “Role” in the Company. In that event, you will have 6 months following the end of your first 18 months of employment to notify the Chief Legal Counsel or the Head of Human Resources of Biogen Idec in writing of your intent to terminate employment on account of such breach and the Company will have 30 days to cure such breach. In the event that the breach is not cured, your employment will be deemed terminated at the end of the cure period (i.e., a “Qualifying Termination”) and, in lieu of the severance benefits otherwise payable under this Plan, you will receive a lump sum payment equal to 21 months of your target annual cash compensation (base salary plus target annual bonus) at the time of your termination. In addition, in the event of a Qualifying Termination you will be entitled to continue participating in Biogen Idec’s group medical and dental plans for 21 months, unless you become eligible to participate in another employer’s medical and dental plans before that date.
These enhanced benefits will automatically terminate and be of no further force or effect upon the earlier of (1) the date on which the Company has complied with its obligations under the offer letter in respect of your “Role” in the Company or (2) 18 months following the commencement of your employment.

Severance Plan for EVP, Global Commercial Operations
Benefits In Connection With Certain Terminations During the First 24 Months of Employment
If at any time during the first 18 months of your employment, your employment is terminated by Biogen Idec other than For Cause (as this term is defined in Biogen Idec’s 2008 Omnibus Equity Plan) or you experience a Good Reason Termination (defined below) and as a result you terminate your employment with Biogen Idec, then, regardless of the length of your service with Biogen Idec, and in addition to the severance benefits otherwise payable under this Plan, all unvested equity awards previously granted to you under the Company’s equity plans will fully vest at the time of termination and will become payable in accordance with the provisions of the equity plan and award documents under which the awards were granted. The term “Good Reason Termination” means the involuntary termination of your employment with the Company, other than For Cause, upon the occurrence of any of the following circumstances: (1) and adverse and/or material alteration and diminution of your authority, duties and responsibilities (other than mere change in reporting relationship), (2) a reduction of your base salary or a reduction in targeted bonus opportunity, or (3) relocation of the offices at which you are employed which increases your daily commute by more than 100 miles on a round trip basis; provided, however, that in any case you notify the Chief Legal Officer or the Head of Human Resources of the Company in writing of the basis for your Good Reason Termination within six months of the circumstances giving rise to your Good Reason Termination and Biogen Idec does not cure such circumstances within 30 days after the date of your written notice.
If at any time during the first 24 months of your employment, your employment is terminated by Biogen Idec other than For Cause (as this term is defined in Biogen Idec’s 2008 Omnibus Equity Plan) or you experience a Good Reason Termination (defined above) and as a result you terminate your employment with Biogen Idec, then, regardless of the length of your service with Biogen Idec, in lieu of the basic severance benefits or enhanced severance benefits otherwise payable under this Plan, you will receive a lump sum payment equal to 21 months of your target annual cash compensation (base salary plus target annual bonus) at the time of your termination. In addition, you will be entitled to continue participating in Biogen Idec’s group medical and dental plans for 21 months, unless you become eligible to participate in another employer’s medical and dental plans before that date.
The provisions of the prior two paragraphs will automatically terminate and be of no further force or effect upon the earlier of (1) the date on which you are elected as an Executive Officer of the Company or (2) 24 months following the commencement of your employment. Thereafter, your severance benefits will be governed solely by the attached Severance Plan for U.S. Executive Vice Presidents.
Benefits Upon an Involuntary Employment Action Following a Corporate Transaction or Corporate Change in Control
If at any time within two years following a Corporate Transaction or Corporate Change in Control (as these terms are defined in Biogen Idec’s 2008 Omnibus Equity Plan) your employment is terminated by Biogen Idec or the succeeding corporate entity, other than For Cause or for reason of death or Disability (as these terms are defined in Biogen Idec’s 2008 Omnibus Equity Plan), or you experience an Involuntary Employment Action (defined below) and as a result you terminate your employment with Biogen Idec or the succeeding corporate entity, then, regardless of the length of your service with Biogen Idec and the succeeding corporate entity, and in lieu of the formula set forth above, you will receive a lump sum payment equivalent to 24 months of your target annual cash compensation at the time of your termination or at the time of a Corporate Transaction or Corporate Change in Control, whichever is higher. In addition, you will be entitled to continue participating in Biogen Idec’s group medical and dental plans for 24 months, unless you become eligible to participate in another employer’s medical and dental plans before that date. The term “Involuntary Employment Action” shall have the definition set forth in Biogen Idec’s 2008 Omnibus Equity Plan, provided, however, that the term “Corporate Transaction” used in that definition shall be deemed to mean either a Corporate Transaction or Change in Control, as the case may be, and provided also that prior to your termination of employment you have notified the Chief Legal Counsel or the Head of Human Resources of Biogen Idec in writing of the basis for your Involuntary Employment Action, you have given such notice within one year of the circumstances giving rise to your Involuntary Employment Action and Biogen Idec does not cure such circumstances within 30 days after the date of your notice.

Severance Plan for EVP, Global Commercial Operations
Delivery of Benefits
Payment and provision of all the benefits provided under this arrangement are conditioned on your execution and delivery of all necessary forms and an irrevocable general release in favor of Biogen Idec, in form and substance reasonably acceptable to Biogen Idec, with respect to any and all claims relating to your employment and the termination of your employment with Biogen Idec. If you retire or voluntarily terminate your employment with Biogen Idec, or Biogen Idec terminates your employment For Cause or for reason of death or Disability (as these terms are defined in Biogen Idec’s 2008 Omnibus Equity Plan), or you do not provide the requisite general release, you will not be eligible to receive the severance benefits described above.
If all other conditions of this arrangement are met, a lump sum payment (less applicable taxes and other mandatory deductions as required by law) will be paid to you following the termination of your employment, no later than the first to occur of: a) 90 days following your termination of your employment with Biogen Idec and b) March 15 of the year following the calendar year in which termination of employment occurs, unless you are a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (i.e., “Section 409A”). (If all preconditions to payment, including the delivery of an irrevocable general release, are not satisfied prior to the earlier of these two dates, payment to you may be delayed and you may incur additional tax liabilities under Section 409A.) If you are a “specified employee”, to the extent required by Section 409A, payment will not be made to you before the date which is six months after you “separate from service” (or, if earlier, your date of death or Disability) unless the payment qualifies as excepted welfare benefits under Section 409A, does not constitute a “deferral of compensation” under Section 409A or is otherwise not subject to the requirements of Section 409A.
The Insurance Benefit will continue until the earlier of (i) the date you become eligible to participate in the medical and dental insurance plan of another employer or (ii) the date that is [9 + (A x 2.5)] months, but not more than 21 months (or 21 months in the case of a Qualifying Termination during the first 18 months of employment or 24 months in the case of a Corporate Transaction or Change in Control), following the termination of your employment with Biogen Idec (the “Insurance Benefit Period”). You will have the right, at your own expense, to continue your participation in Biogen Idec’s group medical and dental insurance plans at the expiration of the Insurance Benefit Period, pursuant to the provisions of COBRA, but only for an 18-month period that will be deemed to have commenced at the start of your severance.
General
Biogen Idec shall administer and shall have the discretionary authority to adopt rules for the management and operation of this arrangement, to interpret the provisions of the arrangement and to construe the terms of the severance arrangement in its sole discretion. The decision of Biogen Idec, or the duly authorized delegate, is final and conclusive for all purposes.
The severance arrangement may be amended, modified, suspended or terminated by Biogen Idec at any time; provided that the severance arrangement may not be amended or terminated without your written consent for a period of two years following a Corporate Transaction or a Change in Control.
This arrangement is unfunded. This arrangement will benefit and bind Biogen Idec and its successors and permitted assigns and you and your heirs, executors and legal representatives. You do not have any right to transfer or assign your benefits under this arrangement.
This arrangement shall be construed, administered and enforced according to the laws of the State of Delaware, except to the extent that such laws are preempted by the federal laws of the United States of America.